Exhibit 10.34

June 2016

Steven Fisher

Dear Steve,

In recognition of your critical contributions to the future of Novelis, the Company is awarding you a cash incentive in addition to your other compensation, subject to the terms and conditions set forth herein.

You will receive three payments in the total amount of $600,000, as follows:
First Payment in July 2016:    $180,000
Second Payment in July 2017: $180,000
Third Payment in July 2018: $240,000

Because this award is designed to be a retention incentive, in the event that you voluntarily terminate your employment or are terminated for cause, in either case within 12 months of receiving a payment hereunder, you will be required to repay any such amounts paid in the last 12 months (less applicable taxes), and any unpaid installments will not be paid. If you are terminated without cause, any unpaid cash installments will be immediately cancelled, but you will not be required to repay any cash payments you have received.

Your acceptance of any payments under this award shall constitute your acceptance of the terms and conditions set forth above.

I am very pleased that we are able to offer you this opportunity and I look forward to your continuing to be a key member of the team as we focus on building an even more successful Novelis.

Sincerely,
HR Shashikant
Senior Vice President and Chief Human Resources Officer